AMENDMENT NO.1 TO
THE SUB-ADVISORY AGREEMENT BETWEEN ASSETMARK, INC. AND
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

THIS AMENDMENT NO. 1 TO THE SUB-ADVISORY AGREEMENT (the “Amendment”) is made as of April 1st, 2023, by and between AssetMark, Inc. a California corporation (the “Advisor”), and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Sub-Advisor”).
WHEREAS, the parties entered into Sub-Advisory Agreement (the “Agreement”) dated October 31, 2016; and
WHEREAS, the parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1.Exhibit A of the Agreement is hereby deleted and replaced in its entirety with the Exhibit A attached hereto.

2.Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

ADVISOR ASSETMARK, INC.
By:	/s/ Carrie E. Hansen
Name:
Title:

SUB-ADVISOR GOLDMAN SACH'S ASSET MANAGEMENT, INC.
By:	/s/ Jason Hudes
Name:	Jason Hudes
Title:	Managing Director

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EXHIBIT A

SUBADVISORY AGREEMENT BETWEEN ASSETMARK, INC. AND
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Effective as of 1st April, 2023

The schedule below defines the management fees to be paid to the Sub-Advisor.

1.Fixed Fees will be calculated by the Advisor and forwarded to the Sub-Advisor.

2.Fixed Fees will be billed monthly in arrears for each calendar month and payable by electronic method in USD within 30 business days following the end of each month.

3.Fixed Fees will be calculated and paid by the Advisor, and the Sub-Advisor will not be required to send an invoice to the Advisor.

4.Annual Fixed Fee Rate (Attributable to Sub-Advisor Assets)

GSAM “ActiveBeta Emerging Markets” Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM “ActiveBeta US Large Cap” Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM “ActiveBeta US SMID Cap” Mandate

•For the next $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM “ActiveBeta World-ex US” Mandate

•For the next $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

5.Fixed Fees will be rounded to the nearest USD.

6.Fixed Fees will be prorated as appropriate for the initial calendar quarter and upon termination.

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7.Monthly Fixed Fee = Average of Daily Net Assets * Annual Fixed Fee Rate * (the number of days in the relevant month / the number of days in the year).

8.Fixed Fees are stated exclusive of any value added or similar taxes which, if chargeable, shall be payable by the Advisor.

Confidentiality

No part of this schedule may be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the Client, without GSAM's prior written consent. Disclosure of the contents of this schedule is subject to the terms of the Agreement relating to disclosure of confidential information.

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